Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Assertio Holdings, Inc.’s Amended and Restated 2014 Omnibus Incentive Plan of our report dated March 12, 2021 except for the effects of the 1-for-4 reverse stock split and for the effect of the reclassification discussed in Note 1, as to which the date is March 10, 2022, with respect to the consolidated financial statements and schedule of Assertio Holdings, Inc., included in its Annual Report (Form 10-K) of Assertio Holdings, Inc. for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Chicago, Illinois

May 12, 2022